Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Planet Fitness, Inc.:

We consent to the use of our report dated March 25, 2015 with respect to the balance sheet of Planet Fitness, Inc. as of March 16, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

We consent to the use of our report dated March 25, 2015 with respect to the consolidated balance sheets of Pla-Fit Holdings, LLC and subsidiaries as of December 31, 2013 and 2014 (Successor), and the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity for the period from January 1, 2012 to November 7, 2012 (Predecessor), the period from November 8, 2012 to December 31, 2012 (Successor), and the years ended December 31, 2013 and 2014 (Successor), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

March 25, 2015